Exhibit 99.2

The table below specifies the date, amount and weighted average price per ADS purchased by the Bill & Melinda Gates Foundation Trust (the “Trust”) during the period March 10, 2010 through May 6, 2010.  The Trust undertakes to provide upon request by the staff of the Securities and Exchange Commission full information regarding the number of ADSs purchased at each separate price.  All transactions were effected in the open market on the New York Stock Exchange or through Electronic Communication Networks.

Date of Purchase	Number of ADSs Purchased	Weighted Average Price Per ADS ($)	Range of Price Paid ($)

3/10/2010	6,700	64.7293	64.11	-	65.10
3/10/2010	11,050	65.7365	65.12	-	66.11
3/10/2010	250	66.1200
3/11/2010	60,000	65.4663	65.13	-	65.66
3/12/2010	26,150	66.0115	65.57	-	66.54
5/4/2010	10,100	66.4228	66.04	-	66.50
5/5/2010	25,278	65.2367	64.58	-	65.575
5/5/2010	7,272	65.6981	65.58	-	66.15
5/6/2010	5,401	62.6935	62.36	-	63.35
5/6/2010	2,899	63.6221	63.39	-	64.135
5/6/2010	16,900	64.9724	64.45	-	65.44
5/6/2010	1,500	65.5651	65.45	-	65.69